Exhibit 99.1

For Immediate Release

Mediacom Communications Completes

$1.37 Billion of Financing Transactions

Mediacom Park, NY – February 15, 2017 – Mediacom Communications Corporation (“MCCC”) announced today the completion of $1.37 billion of new term loans and revolving credit commitments by its wholly-owned subsidiary, Mediacom LLC. Proceeds from the financing transactions were used to repay all of Mediacom LLC’s previously outstanding indebtedness.

Following these events, Mediacom LLC’s debt facilities comprise:

•	$800 million of institutional term loans, scheduled to mature in February 2024;

•	$370 million of revolving credit commitments, scheduled to expire in February 2022; and

•	$200 million of bank-funded term loans, scheduled to mature in November 2021.

“We are very pleased with today’s completed transactions, which reduce MCCC’s interest expense to an all-time low, while extending the maturities of our debt arrangements,” stated Mark E. Stephan, MCCC’s Executive Vice President and Chief Financial Officer. “Mediacom’s quality reputation in the financial community fueled robust lender demand that allowed us to upsize and tighten the pricing on the institutional term loans. Our balance sheet has never been stronger, and with an industry-leading average cost of debt now below 4%, our ability to generate free cash flow has strengthened even further.”

About Mediacom Communications

Mediacom Communications Corporation is the 5th largest cable operator in the U.S. serving over 1.3 million customers in smaller markets primarily in the Midwest and Southeast. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2015.

Contacts:
Investor Relations	Media Relations
Jack P. Griffin	Thomas J. Larsen
Vice President, Corporate Finance	Senior Vice President, Government and Public Relations
(845) 443-2654	(845) 443-2754